Exhibit 4

Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of this      day of September, 2014, by and between Newtek Business Services, Inc., a New York corporation that was originally formed under the name Whitestone Holdings, Inc. (the “New York Corporation”), and Newtek Business Services Corp., a Maryland corporation (the “Maryland Corporation”).

W I T N E S S E T H:

WHEREAS, the New York Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York;

WHEREAS, the Maryland Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

WHEREAS, the New York Corporation owns all the issued and outstanding capital stock of the Maryland Corporation;

WHEREAS, the Board of Directors of the New York Corporation (the “New York Board”) has determined that, for purposes of effecting the reincorporation of the New York Corporation in the State of Maryland, it is advisable, to the advantage of and in the best interests of the New York Corporation and its shareholders that, pursuant to Section 907(c) and 905 of the New York Business Corporation Law (the “NYBCL”), the New York Corporation merge with and into the Maryland Corporation upon the terms and subject to the conditions herein provided;

WHEREAS, the Board of Directors of the Maryland Corporation (the “Maryland Board”) has determined that, for purposes of effecting the reincorporation of the New York Corporation in the State of Maryland, it is advisable, to the advantage of and in the best interests of the Maryland Corporation and its sole shareholder that the New York Corporation merge with and into the Maryland Corporation upon the terms and subject to the conditions herein provided;

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

WHEREAS, the New York Board and the Maryland Board have each unanimously adopted and approved this Agreement and the related Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”), and have directed that this Agreement and the Plan of Merger be executed and submitted to the respective shareholders of the New York Corporation and the Maryland Corporation for their consideration and approval.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the New York Corporation and the Maryland Corporation hereby agree as follows:

1. Merger. Subject to the approval of the shareholders of the New York Corporation in accordance with Section 905, 907(c) and other pertinent provisions of the NYBCL and the sole stockholder of the Maryland Corporation in accordance with the Maryland General Corporation Law (the “MGCL”), at such time hereafter as the parties hereto shall mutually agree, the New York Corporation shall be merged with and into the Maryland Corporation (the “Merger”), and the Maryland Corporation shall be the surviving company in the Merger (the Maryland Corporation, in such capacity, the “Surviving Corporation”). Following the due approval of the Merger by the shareholders of the New York Corporation and the sole stockholder of the Maryland Corporation, subject to the provisions of this Agreement and at such time as the parties hereto shall mutually agree (which shall be no later than one year from the date of the latest of such approvals), a certificate of merger (the “New York Certificate of Merger) shall be duly executed by the Maryland Corporation and the New York Corporation and thereafter delivered to the office of the Secretary of State of the State of New York, and articles of merger (the “Maryland Articles of Merger”) shall be duly executed by the Maryland Corporation and the New York Corporation and thereafter delivered to the office of the State Department of Assessments and Taxation of the State of Maryland. The Merger shall be effective upon the later of (a) the filing of the New York Certificate of Merger with the office of the New York Secretary of State in accordance with the applicable provisions of the NYBCL; (b) the filing of a duly executed Maryland Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland in accordance with the applicable provisions of Section 3-107 of the MGCL; or (c) if permitted by applicable law, at such later time as specified in the New York Certificate of Merger and the Maryland Articles of Merger (the date and time of the later of such filings, or such later-specified date, being hereinafter referred to as the “Effective Time”).

2. Governing Documents.

a. The Articles of Incorporation of the Maryland Corporation, as in effect as of the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

b. The Bylaws of the Maryland Corporation, as in effect as of the Effective Time, shall be the Bylaws of the Surviving Corporation.

3. Officers and Directors. The directors of the New York Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the New York Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Such directors and officers will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, as the same may be lawfully amended, or as otherwise provided by law.

4. Succession; Name of Surviving Corporation. As of the Effective Time, the New York Corporation shall be merged with and into the Maryland Corporation, the separate existence of the New York Corporation shall cease, and the name of the Surviving Corporation shall be “Newtek Business Services Corp.” As of the Effective Time, the Maryland Corporation shall continue to possess all of the assets, rights, privileges, franchises, powers and property of the New York Corporation as constituted immediately prior to the Effective Time, shall be subject to all actions previously taken by the New York Board and shall succeed, without other transfer, to all of the assets, rights, privileges, franchises, powers and property of the New York Corporation in the manner set forth in the applicable provisions of the MGCL and the NYBCL, and (ii) shall continue to be subject to all of the debts, liabilities and obligations of the New York Corporation as constituted immediately prior to the Effective Time and shall succeed, without other transfer, to all of the debts, liabilities and obligations of the New York Corporation in the same manner as if the Maryland Corporation had itself incurred them, all as more fully provided under the applicable provisions of the NYBCL and the MGCL.

5. Further Assurances. From and after the Effective Time, as and when required by the Surviving Corporation or by its successor and assigns, there shall be executed and delivered on behalf of the New York Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, power, franchises and authority of the New York Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the New York Corporation or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6. Manner of Conversion of Securities.

(a) Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each common share, par value $0.02 per share, of the New York Corporation (“New York Common Shares”) issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, each New York Common Share issued upon the deemed cashless exercise of the In-the-Money Options pursuant to Section 6(c) below and each share of Restricted Stock vested in accordance with Section 6(e) below) shall be automatically converted into one fully paid and non-assessable share of common stock, par value $0.02 per share, of the Maryland Corporation (“Maryland Common Stock” and the shares of Maryland Common Stock so issued, the “Merger Shares”). Each New York Common Share held in the treasury of the New York Corporation shall be cancelled as of the Effective Time.

(b) Preferred Share. The New York Corporation represents that it has no outstanding Preferred Share as of the date hereof and will have no outstanding shares of Preferred Share at the Effective Time.

(c) In-the-Money Options. Each outstanding and unexercised option to purchase New York Common Share which has an exercise price, as of the close of business on the Business Day immediately prior to the Effective Time, that is less than the Per-Share Price, as defined below (each, an “In-the-Money Option”), shall be treated in the Merger as follows:

(i)	if such In-the-Money Option has not otherwise become fully vested and exercisable prior to the Effective Time, such In-the-Money Option shall become fully vested and exercisable as of the close of business on the calendar day immediately preceding the Effective Time;

(ii)	each In-the-Money Option issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the In-the-Money Options that have become vested and exercisable pursuant to the foregoing Section 6(c)(i)), shall be deemed as of such time to have been irrevocably exercised in full by means of a “cashless” exercise pursuant to which the New York Corporation, when issuing New York Common Shares upon exercise, will withhold from such issuance New York Common Shares with an aggregate value (when valued at the Per-Share Price (as defined below)) equal to the sum of (x) the aggregate exercise price payable upon such exercise, in lieu of the payment by the holder of such exercise price in cash, and (y) any applicable tax withholding;

(iii)	Notwithstanding the foregoing Section 6(c)(ii), with respect to the aggregate number of New York Common Shares to be issued upon such deemed exercise of In-the-Money Options, no fraction of a New York Common Share shall be issued pursuant to Section 6(c)(ii), and if any holder of an In-the-Money Option would otherwise have been entitled to receive a fraction of a share of New York Common Stock pursuant to Section 6(c)(ii), such holder shall be entitled to receive a cash payment with respect to such fractional share in an amount equal to the product of such fraction multiplied by the Per-Share Price. The payment of cash to the holders of In-the-Money Options in lieu of fractional New York Common Shares is not separately bargained for consideration and is being made solely for the purpose of saving the New York Corporation the expense and inconvenience of issuing and transferring fractional New York Common Shares.

(iv)	The receipt by a holder of an In-the-Money Option of the New York Common Shares (or cash in lieu of a fractional share thereof) upon the deemed cashless exercise of such In-the-Money Option pursuant to this
Section 6(c) shall be conditioned upon execution and delivery to the Company of a release (each, a “Release”) by the holder of the relevant In-the-Money Option releasing all further rights with respect to the relevant In-the-Money Option. Subject to the execution and delivery of a Release by the holder of an In-the-Money Option, all shares of New York Common Stock issued to such holder upon the deemed exercise of In-the-Money Options pursuant to this
Section 6(c) shall be considered issued and outstanding at the Effective Time for purposes of the Merger such that, other than issuance of Merger Shares with respect to the New York Common Stock received upon the deemed exercise of the In-the-Money Options, no payment, assumption or conversion with respect to the In-the-Money Options shall occur in the Merger.

(v)	For purposes of this Agreement, the term “Per-Share Price” means the last price at which a New York Common Share last traded on the Business Day immediately preceding the Effective Time on the principal national securities exchange on which the New York Common Shares are traded.

(d) Out-of-the-Money Options. Each outstanding and unexercised option to purchase New York Common Shares which has an exercise price, as of the close of business on the Business Day immediately prior to the Effective Time, that is greater than the Per-Share Price (each, an “Out-of-the-Money Option”), shall be treated in the Merger as follows:

(i)	if such Out-of-the-Money Option has not otherwise become fully vested and exercisable prior to the Effective Time, such Out-of-the-Money Option shall become fully vested and exercisable as of the close of business on the calendar day immediately preceding the Effective Time;

(ii)	each Out-of-the-Money Option issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the Out-of-the-Money Options that have become vested and exercisable pursuant to the foregoing Section 6(d)(i)), shall be cancelled in exchange for the right to receive a payment in cash equal to $0.02 per each New York Common Share for which such Out-of-the-Money Option is exercisable; provided, however, that the New York Corporation shall reduce the amount payable to a holder of an Out-of-the-Money Option by any applicable tax withholding;

(iii)	The receipt by a holder of an Out-of-the-Money Option of the amount of cash described in the foregoing Section 6(d)(ii) shall be conditioned upon execution and delivery to the Company of a Release by the holder of the relevant Out-of-the-Money Option releasing all further rights with respect to the relevant Out-of-the-Money Option. Except for the right to receive the cash payment described in Section 6(d)(ii), no other payment, assumption or conversion with respect to the Out-of-the-Money Options shall occur in the Merger.

(e) Restricted Shares. Immediately prior to the Effective Time, the restrictions on each share of the New York Corporation’s “Restricted Stock” shall immediately lapse and, at the Effective Time, such vested New York Common Shares shall be converted into the right to receive Merger Shares at the Effective Time in accordance with Section 6(a) above.

(f) The acceleration of vesting and deemed cashless exercise of In-the-Money Options pursuant to Section 6(c), the cancellation and conversion of the Out-of-the-Money Options into the right to receive a cash payment pursuant to Section 6(d), and the lapsing of the restrictions on all Restricted Stock pursuant to Section 6(e) shall be conditional upon the consummation of the Merger such that, in the event the Merger is not consummated and this agreement is terminated, the In-the-Money Options, the Out-of-the-Money Options, and the Restricted Shares shall in all respects revert to the terms in effect prior to the calendar day immediately prior to the Effective Time and all deemed exercises and related issuances of New York Common Shares, the conversion of Out-of-the-Money Options to cash payments and all lapsing of the restrictions on the Restricted Stock, shall be null and void.

7. Outstanding Stock of the Maryland Corporation. At the Effective Time, all of the shares of Maryland Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and resume the status of authorized and unissued shares of Maryland Common Stock, and no shares of Maryland Common Stock or other securities of the Maryland Corporation shall be issued in respect thereof.

8. Stock Certificates. From and after the Effective Time, all of the outstanding certificates which prior to that time represented New York Common Shares shall be deemed for all purposes to evidence ownership of the shares of Maryland Common Stock into which the New York Common Shares represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Maryland Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Maryland Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Maryland Common Stock evidenced by such outstanding certificates as above provided. Each certificate representing Merger Shares shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates representing New York Common Shares so converted and given in exchange therefor, unless otherwise determined by the board of directors of the Surviving Corporation in compliance with applicable laws, and any additional legends required by applicable Blue Sky laws. If any certificate for shares of Maryland Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the exchange agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Maryland Corporation that such tax has been paid or is not payable.

9. Validity of Maryland Common Stock. All shares of Maryland Common Stock into which New York Common Shares are to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such New York Common Shares.

10. Rights of Former Holders. From and after the Effective Time, no holder of New York Common Shares immediately prior to the Effective Time shall have any rights with respect to those shares, other than the right to receive the shares of Maryland Common Stock into which such New York Common Shares shall have been converted pursuant to the Merger.

11. Abandonment and Termination. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by either the New York Board or the Maryland Board, or both, notwithstanding approval of this Agreement by the sole shareholder of the Maryland Corporation and the shareholders of the New York Corporation.

12. Third Parties. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13. Covenants of Maryland Corporation. The Maryland Corporation covenants and agrees that, on or before the Effective Time of Merger, it will:

(a) qualify to do business as a foreign corporation in the State of New York and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of the NYBCL;

(b) file any and all documents with the New York Division of Corporations necessary for the assumption by the Maryland Corporation of all of the franchise tax liabilities of the New York Corporation; and

(c) take such other actions as may be required by the NYBCL in connection with the Merger.

14. Registered Office. The registered office of the Surviving Corporation in the State of Maryland is located at c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, MD 21202; and CSC-Lawyers Incorporating Service Company is the registered agent of the Surviving Corporation at such address.

15. Agreement. Executed copies of this Agreement shall be on file at the principal place of business of the Surviving Corporation at 212 West 35th St., 2nd floor, New York, New York 10001, and copies thereof shall be furnished to any shareholder of either constituent corporation, upon request and without cost.

16. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Maryland.

17. Expenses. The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

NEWTEK BUSINESS SERVICES, INC., a New York corporation

By:	/s/ Barry Sloane
	Name: Title:	Barry Sloane Chairman, President & Chief Executive Officer

ATTEST:

By:	/s/ Matthew G. Ash
	Name: Title:	Matthew G. Ash Secretary & Chief Legal Officer

NEWTEK BUSINESS SERVICES CORP., a Maryland corporation

By:	/s/ Barry Sloane
	Name: Title:	Barry Sloane Chairman, President & Chief Executive Officer

ATTEST:

By:	/s/ Matthew G. Ash
	Name: Title:	Matthew G. Ash Secretary & Chief Legal Officer

Exhibit A

to Merger Agreement

PLAN OF MERGER

The following corporations are parties to this Plan of Merger: (i) Newtek Business Services, Inc., a New York Corporation (the “New York Corporation”) and (ii) Newtek Business Services Corp., a Maryland Corporation (the “Maryland Corporation”).

1. The New York Corporation was originally formed under the name “Whitestone Holdings, Inc.”

2. The New York Corporation owns all of the outstanding shares of the Maryland Corporation.

3. The New York Corporation is authorized to issue (a) 54,000,000 common shares, par value $0.02 per share (“New York Common Shares”), of which 37,807,106 shares are issued and outstanding as of the date hereof and entitled to vote as a single class, and (b) 1,000,000 preferred shares, par value $0.02 per share, of which zero (0) shares are issued and outstanding as of the date hereof. Prior to the effective time of the Merger (as defined below), up to 534,270 New York Common Shares may be issued upon exercise of outstanding options and up to 1,170,600 New York Common Shares may be issued upon the vesting or restricted stock awards.

4. The Maryland Corporation is authorized to issue 200,000,000 shares of common stock, par value $0.02 per share (“Maryland Common Stock”), of which 100 shares are issued and outstanding as of the date hereof and entitled to vote as a single class.

5. At the Effective Time (as defined below), the New York Corporation shall be merged with and into the Maryland Corporation (the “Merger”) and the Maryland Corporation shall continue on the surviving corporation in the merger.

6. As a result of the Merger, and effective as of the Effective Time, all of the shares of Maryland Common Stock outstanding immediately prior to the Merger shall thereupon be canceled.

7. As a result of the Merger, and effective as of the Effective Time, each outstanding New York Common Share shall be converted into one share of Maryland Common Stock.

8. Each holder of New York Common Shares may thereupon surrender the share certificate or certificates to the Secretary of the Maryland Corporation and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Maryland Common Stock into which the New York Common Shares theretofore represented by a certificate or certificates so surrendered shall have been converted.

9. Each outstanding and unexercised option to purchase New York Common Shares which has an exercise price, as of the close of business on the Business Day immediately prior to the Effective Time, that is less than the Per-Share Price, as defined below (each, an “In-the-Money Option”), shall be treated in the Merger as follows:

(a)	if such In-the-Money Option has not otherwise become fully vested and exercisable prior to the Effective Time, such In-the-Money Option shall become fully vested and exercisable as of the close of business on the calendar day immediately preceding the Effective Time;

(b)	each In-the-Money Option issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the In-the-Money Options that have become vested and exercisable pursuant to the foregoing Section 9(a)), shall be deemed as of such time to have been irrevocably exercised in full by means of a “cashless” exercise pursuant to which the New York Corporation, when issuing the New York Common Shares upon exercise, will withhold from such issuance New York Common Shares with an aggregate value (when valued at the Per-Share Price (as defined below)) equal to the sum of (x) the aggregate exercise price payable upon such exercise, in lieu of the payment by the holder of such exercise price in cash, and (y) any applicable tax withholding;

(c)	Notwithstanding the foregoing Section 9(b), with respect to the aggregate number of New York Common Shares to be issued upon such deemed exercise of In-the-Money Options, no fraction of a New York Common Share shall be issued pursuant to Section 9(b), and if any holder of an In-the-Money Option would otherwise have been entitled to receive a fraction of a New York Common Share pursuant to Section 9(b), such holder shall be entitled to receive a cash payment with respect to such fractional share in an amount equal to the product of such fraction multiplied by the Per-Share Price. The payment of cash to the holders of In-the-Money Options in lieu of fractional New York Common Shares is not separately bargained for consideration and is being made solely for the purpose of saving the New York Corporation the expense and inconvenience of issuing and transferring fractional New York Common Shares;

(d)

The receipt by a holder of an In-the-Money Option of the New York Common Shares (or cash in lieu of a fractional share thereof) upon the deemed cashless exercise of such In-the-Money Option pursuant to this Section 9 shall be conditioned upon execution and delivery to the Company of a release (each, a “Release”) by the holder of the relevant In-the-Money Option releasing all further rights with respect to the relevant In-the-Money Option. Subject to the execution and delivery of a Release by the holder of an In-the-Money Option, all New York Common Shares issued to such holder upon the deemed exercise of In-the-Money Options pursuant to Section 9(b) shall be considered issued and outstanding at the Effective Time for purposes of the Merger such that, other than issuance of Merger Shares with respect to the New York Common Shares received upon the deemed exercise of the In-the-Money Options, no payment, assumption or conversion with respect to the In-the-Money Options shall occur in the Merger.

(e)	For purposes of this Agreement, the term “Per-Share Price” means the last price at which a New York Common Share last traded on the Business Day immediately preceding the Effective Time on the principal notional securities exchange on which the New York Common Shares are traded.

10. Each outstanding and unexercised option to purchase New York Common Shares which has an exercise price, as of the close of business on the Business Day immediately prior to the Effective Time, that is greater than the Per-Share Price (each, an “Out-of-the-Money Option”), shall be treated in the Merger as follows:

(a)	if such Out-of-the-Money Option has not otherwise become fully vested and exercisable prior to the Effective Time, such Out-of-the-Money Option shall become fully vested and exercisable as of the close of business on the calendar day immediately preceding the Effective Time;

(b)	each Out-of-the-Money Option issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the Out-of-the-Money Options that have become vested and exercisable pursuant to the foregoing Section 10(a)), shall be cancelled in exchange for the right to receive a payment in cash equal to $0.02 per New York Common Share for which such Out-of-the-Money Option is exercisable; provided, however, that the New York Corporation shall reduce the amount payable to a holder of an Out-of-the-Money Option by any applicable tax withholding;

(c)	The receipt by a holder of an Out-of-the-Money Option of the amount of cash described in the foregoing Section 10(b) shall be conditioned upon execution and delivery to the Company of a Release by the holder of the relevant Out-of-the-Money Option. Except for the right to receive the cash payment described in Section 10(b), no other payment, assumption or conversion with respect to the Out-of-the-Money Options shall occur in the Merger.

11. Immediately prior to the Effective Time, the restrictions on each share of the New York Corporation’s “restricted stock” shall immediately lapse and, at the Effective Time, such vested New York Common Shares shall be converted into the right to receive Merger Shares at the Effective Time in accordance with Section 7 above.

12. The officers and directors of the New York Corporation immediately preceding the Merger shall be the officers and directors of the Maryland Corporation immediately following the Merger.

13. The Articles of Incorporation of the Maryland Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

14. The Bylaws of the Maryland Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Bylaws of the surviving corporation.

15. The name of the surviving corporation shall be “Newtek Business Services Corp.”, a Maryland Corporation.

16. The Merger shall be effective upon the later of (a) the filing of a certificate of merger with the office of the New York Secretary of State in accordance with the applicable provisions of Section 905 and 907 of the New York Business Corporations Act, (b) the filing of a duly executed articles of merger with the State Department of Assessments and Taxation of the State of Maryland in accordance with the applicable provisions of Section 3-107 of the Maryland General Corporation Law, or (c) if permitted by applicable law, at such later time as specified in the New York certificate of merger and the Maryland articles of merger (the date and time of the later of such filings, or such later-specified date, being hereinafter referred to as the “Effective Time”).

17. At any time before the Effective Time, the Merger may be abandoned by either the board of directors of the New York Corporation or the Maryland Corporation, or both, notwithstanding approval of this Plan of Merger by the sole shareholder of the Maryland Corporation and the shareholders of the New York Corporation.

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